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EXHIBIT 23



INDEPENDENT AUDITORS' CONSENT

We hereby consent to the incorporation by reference in the Registration Statements on Post-Effective Amendment No. 1 to Form S-8 (No. 333-37049), Form S-8 (No. 333-11691), Post-Effective Amendment No. 2 to Form SB-2 on Form S-3 (No. 333-13409), Form S-3 (No. 333-66003), Form S-3 (No. 333-25323),
Post-Effective Amendments Nos. 5 to 8 to Form SB-2 (No. 33-91802), and Form S-8 (No. 333-86201) of Cytocional Pharmaceutics, Inc. of our report dated February 5, 2000 (with respect to Note J, March 13, 2000) which is included in the annual report on Form 10-K for the year ended December 31, 1999.



Richard A. Eisner & Company, LLP

New York, New York
March 28, 2000